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                                                                    Exhibit 6.18

                                    AGREEMENT


         THIS AGREEMENT dated as of February 1, 1997, is between DRY CREEK TRADING, INC., a California corporation (hereinafter referred to as "Seller") and FOOD EXTRUSION, INC., a Nevada corporation (hereinafter referred to as "Buyer").


                                R E C I T A L S:

         Seller is the owner of an animal food product trade name and distribution business known as "Satin Finish" (hereinafter referred to as the "Product"). Buyer desires to purchase and Seller desires to sell to Buyer such trade name and animal food distribution business of the Product on the terms and conditions hereinafter set forth.

         IN CONSIDERATION of the premises, and the covenants and conditions hereinafter set forth, the parties agree as follows:


                                    ARTICLE 1
                           PURCHASE AND SALE OF ASSETS

                  1.1 Assets Being Purchased and Sold Hereunder. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the trademarked name of "Satin Finish," Seller's customer list, Seller's trademark, distributor list, an 800 number (800-742-3272) and all related advertising and promotional materials (together, the "Purchased Assets").

                  1.2 Purchase Price. The purchase price shall be the sum of three hundred thousand dollars ($300,000.00) which shall be paid by check at the closing for this transaction (the "Closing Date"). The parties agree that the closing shall occur on or before February 1, 1997.

                  1.3 Liabilities Assumed.

                  (a) Buyer acknowledges that Seller has an existing advertising contract outstanding for approximately three to four additional months payable at the rate of one hundred eighty-nine dollars ($189.00) per month. Seller agrees to pay such contract current to the date of sale and Buyer agrees to pay the balance of such contractual advertising costs as they are incurred (the "Assume Liabilities").


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                  (b) Seller will be responsible  for  liabilities of the "Satin
Finish" product arising on or before the Closing Date. Buyer will be responsible for all liabilities attributable to the "Satin Finish" arising after the Closing Date.
                  1.4 Liabilities and Obligations Not Assumed. Notwithstanding anything else in this Agreement to the contrary, Buyer shall not assume or be obligated to pay, discharge or indemnify any party or become liable for any liabilities, obligations or commitments of any nature of Seller, or any other individual or entity, presently fixed and determined, contingent or otherwise, other than those to be expressly assumed by Buyer hereunder. All liabilities and obligations of Seller not expressly assumed shall remain liabilities of Seller, which shall be solely liable to perform and discharge such liabilities and obligations.

                  1.5 Inventory. The parties acknowledge that no inventory exists inasmuch as Seller's supplier (Farmer's Rice Cooperative) bags inventory from supplier's stock as purchase orders by Seller are received.

                  1.6 Supply. Buyer recognizes that Seller has had a long-standing relationship with Farmer's Rice Cooperative ("FRC"). Buyer agrees to continue purchasing its supply of inventory from FRC at market prices. A copy of Seller's contract with FRC for the "Satin Finish" product will be provided to Buyer before the Closing Date.

                  1.7 Sales, Use and Other Transfer Taxes. Seller represents and warrants to Buyer that there are no sales, use, transfer or similar taxes payable in connection with the sale, assignment and transfer of the purchased assets and the assumed liabilities. Seller hereby agrees that if any such sales, use, transfer or similar tax is imposed in connection with the sale, assignment and transfer of the purchased assets and the assumed liabilities Seller shall pay, hold harmless and indemnify Buyer with respect to any such taxes.

                                    ARTICLE 2
                                     CLOSING

                  2.1 Closing. The parties shall meet at 10:00 a.m on February __, 1997, at the office of Seller for the purpose of closing this transaction.

                       (a) Buyer shall provide to Seller a cashier's check or certified funds in the amount of three hundred thousand dollars ($300,000.00) made payable to Seller.

                       (b) Seller shall provide to Buyer a bill of sale in the form attached hereto as Exhibit A and an assignment of Seller's trademark

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attached hereto as Exhibit B and a list of customers,  distributors and dealers.
Seller shall provide Buyer the Certificate of Registration of the trademark and it shall be [Buyer's] responsibility to pay any costs incident to the transfer of such registration.

                  2.2 Items Being Retained By Seller. All accounts receivable and cash on hand in the business will be retained by Seller. Buyer agrees to furnish Seller four (4) bags of "Satin Finish" product per month without cost until the sooner of ten (10) years from January 31, 1997, or Seller's written notification that Seller no longer has horses and no longer desires the product.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  3.1 Due Incorporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

                  3.2 Authorization. Seller has full corporate power and authority to enter into this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws and similar laws affecting creditors' rights generally.

                  3.3  Effect  of  Agreement.   The   execution,   delivery  and
performance by Seller of this Agreement, and the consummation of the transactions herein contemplated, will not result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, nor will it result in a breach of the terms of, or constitute a default under or violation of, any provision of the Articles of Incorporation or Bylaws of Seller, or any agreement or instrument to which Seller is a party or by which it is bound or to which it is subject. No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated by this Agreement, except such consents as shall have been obtained by Seller on or prior to the Closing Date.

                  3.4 Title to Assets. Seller has good and marketable title to all the Purchased Assets, whether personal, tangible or intangible, and, on the Closing Date, all the Purchased Assets will be free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, encumbrances, claims, conditions or restrictions. To the best of Seller's knowledge, none of such properties, nor the operation or maintenance

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thereof,  violates  any  restrictive  covenant  or any  provision  of  law.  The
Purchased Assets constitute all the property now used in connection with the Product and necessary for the conduct of the business associated with the Product in the manner and to the extent presently conducted and operated.

                  3.5 Litigation and Claims. There are no claims, actions, suits, investigations or proceedings, existing or pending or, to the knowledge of Seller, threatened, against or affecting Seller or the Product, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

                  3.6 Trademark Seller represents and warrants that: (i) Seller owns sufficient interest in and to the trademark "Satin Finish" (the "Trademark") to enable it to conduct the business associated with the Product as presently conducted; (ii) to the best of Seller's knowledge, the Trademark is not being infringed by others; (iii) all trade secrets related to the Product have been adequately safeguarded, have not been disclosed to any third parties who are not bound to maintain the confidentiality of such trade secrets; and
(iv) the conduct of the business associated with the Product does not infringe any patent, copyright, trademark, trade secret, trade name or commercial name, registered or unregistered, or other intellectual property rights of third parties, and no claim is pending or has been made to such effect.

                  3.7 Fraudulent Conveyances. The sale and purchase of the Purchased Assets hereunder does not constitute a fraudulent conveyance under the Uniform Fraudulent Transfer Act in California.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  4.1  Due   Incorporation.   Buyer   is  a   corporation   duly
incorporated, validly existing and in good standing under the laws of the State of Nevada.

                  4.2 Authorization. Buyer has the corporate power and authority to enter into this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws and similar laws affecting creditors' rights generally.

                                    ARTICLE 5
                NONCOMPETITION, NONDISCLOSURE AND NONSOLICITATION
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                  5.1 Covenant Not to Compete.

                       (a) In connection with the sale of the Purchased Assets to Buyer, Seller hereby agrees that it shall not, either directly or indirectly through its officers, directors, employees or agents, carry on or engage in as an owner, manager, operator, employee, salesman, agent, consultant, or other participant, in any business involving a stabilized rice bran feed supplement for animals in any county of any of the fifty United States for as long as Buyer, or any person deriving title to the Product from Buyer, carries on the business of producing a stabilized rice bran feed supplement for animals or uses the "Satin Finish" trademark.

                  (b) This covenant not to compete is intended as a separate covenant with respect to each county within each state set forth in (a) above. If any one of the covenants above is declared invalid for any reason, this shall not affect the validity of the remaining covenants and the remaining covenants in (a) above shall remain in effect as if this Agreement had been executed without such invalid covenants. The parties hereby declare that they intend that the remaining covenants of this Agreement shall continue to be effective without any covenants that have been declared invalid.

                  5.2 Proprietary and Confidential Information. Seller has had access to proprietary information with respect to the manufacture and sale of a stabilized rice bran feed supplement for animals including, but not limited to operating records, accounting records, customer records and other proprietary data and trade secrets relating to the services, customers, sales or business affairs of such business (collectively, "Confidential Information"). Seller agrees to keep all such Confidential Information in confidence during the term of this Agreement and at anytime thereafter and shall not disclose any of such Confidential Information to any other person, except to the extent such disclosure is (i) required by applicable law, (ii) lawfully obtainable from other sources or (iii) authorized in writing by Buyer.

                  5.3 Non-Solicitation of Customers. Seller agrees that it and its officers, directors, employees or agents shall not, on behalf of itself or on behalf of any other individual, association or entity, directly or indirectly, as an agent or otherwise, in any other manner solicit, influence or encourage any customers to take away or to divert or direct their business of the type being purchased and sold hereunder, from Buyer or to any other person or entity by or with which Seller or its officers, directors, employees or agents are employed, associated, affiliated or otherwise related.

                  5.4 Noninterference with Employees.  Seller agrees that it and

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its officers, directors, employees and agents shall not, directly or indirectly, encourage, induce or entice any employee of Buyer to leave the employment of Buyer.

                  5.5 Termination. The provisions of this Article 5 shall terminate on February 1, 2007.

                                    ARTICLE 6
                                 INDEMNIFICATION

                  6.1 Survival The representations, warranties and covenants of the parties contained in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Closing Date.

                  6.2 Indemnification. Seller agrees to indemnify, defend and hold Buyer and Buyer's officers, directors, employees and attorneys, all affiliates and subsidiaries harmless from and against any and all losses, damages, costs and expenses, including attorneys' fees (any such loss, damage, cost or expense herein called a "Loss"), which Buyer may at any time sustain or incur by reason of: (i) any inaccuracy or breach of any of the representations, warranties or covenants of Seller contained herein or in any certificate delivered pursuant thereto, or (ii) any claim or claims whether or not presently known to Seller, which arise in connection with the ownership or operation of the Product and the Purchased Assets, where the event which gives rise to such claim occurred prior to the Closing Date, or (iii) any claim or claims arising out of the failure of Seller to discharge any of its obligations pursuant to
Section 1.4 hereof or any liability or obligation relating to the Purchased Assets and Business not assumed by Purchaser under Section 1.3 hereof.


                  6.3 Remedies The indemnification provisions of Section 6.2 hereof shall not be deemed exclusive and shall not prejudice any other rights or remedies, at law or in equity, of Buyer under this Agreement with respect to any matter relating to the terms, provisions, covenants or conditions of this Agreement or any transaction contemplated hereby.

                                    ARTICLE 7
                                  MISCELLANEOUS

                  7.1 Headings The headings of the several sections of this Agreement are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

                  7.2 Counterparts This Agreement may be executed in one or more

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counterparts,  and when so executed  each  counterpart  shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

                  7.3 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and any such successor or assignee shall be deemed substituted for such party under the terms of this Agreement for all purposes. Notwithstanding the foregoing, the obligations of Seller under Articles 5 and 6 may not be assigned or transferred without the prior written consent of Buyer.

                  7.4 Entire Agreement; Amendments. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the parties pertaining to the subject matter contained herein and supersede all prior and contemporaneous negotiations, agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the party sought to be bound.

                  7.5 Applicable Law: Forum Selection. This Agreement shall be governed by the laws of the State of California. Any controversy or dispute arising out of this Agreement shall be brought in any state or federal court located within Sacramento County of the State of California. Each party hereto consents to the jurisdiction of any state or federal court located within Sacramento County of the State of California and waives personal service of any and all process upon it and consents that all such service of process be made by certified mail.

                  7.6 Severability. Should any provision of this Agreement be determined to be invalid, it shall be severed from this Agreement and the remaining provisions of the Agreement shall remain in full force and effect.

         WITNESS due execution of this Agreement by the parties hereto as of the date first set forth above.


SELLER:                                     BUYER:

DRY CREEK TRADING, INC.,                    FOOD EXTRUSION, INC.,
a California corporation                    a Nevada corporation


By /s/ Joseph Baldiviez                     By /s/ Daniel L. McPeak
   --------------------                        --------------------
       Joseph Baldiviez                            Daniel L. McPeak
       President                                   Chief Executive Officer

                                    EXHIBIT A

                                  BILL OF SALE

                                  BILL OF SALE


         For valuable consideration, receipt of which is hereby acknowledged, the undersigned has sold and transferred to FOOD EXTRUSION, INC., a Nevada corporation, all of its right, title and interest in and to the property described on Schedule 1 attached hereto.

         The undersigned does hereby warrant that said property is free and clear of all claims and indebtedness, and does hereby warrant title to the same as against any person or persons claiming or to claim the same.

DATED:                     , 1997
      ---------------------
                                                     DRY CREEK TRADING, INC.,
                                                     a California corporation



                                                     By: /s/ Joseph Baldiviez
                                                        ---------------------
                                                             Joseph Baldiviez
                                                             President

STATE OF CALIFORNIA        )
                                    ) ss.COUNTY OF EL DORADO        )

         On February 5th, 1997, before me, Michelle Harmon, Notary Public, a Notary Public, personally appeared JOSEPH BALDIVIEZ personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

         WITNESS my hand and official seal.                            (SEAL)



/s/ Michelle Harmon
-------------------
    Notary Public

                                   SCHEDULE 1


                  1.  Trademark name "Satin Finish" (Reg. No. 1,803,034)

                  2.  Customer list for the Satin Finish product

                  3.  Distributor list for the Satin Finish product.

                  4.  Telephone number 800-742-3272

                  5. Advertising and promotional materials for the Satin Finish Product.

                  6. Letter Agreement dated June 30, 1993 between Farmer's Rice Cooperative and Dry Creek Trading, Inc.

                                    EXHIBIT B

                             ASSIGNMENT OF TRADEMARK

                      ASSIGNMENT OF TRADEMARK REGISTRATION

                  WHEREAS, Dry Creek Trading, Inc., a California corporation, with its place of business at P.O. Box 417, Elk Grove, California 95759 ("Assignor"), has adopted, used, and is using the trademark "Satin Finish" (Reg. No. 1,803,034) which is registered with the United States Patent and Trademark Office (referred to as the "Mark");

                  WHEREAS, Food Extrusion, Inc., a Nevada Corporation, with a place of business at 1241 Hawk's Flight Court, El Dorado Hills, California 95762 ("Assignee") is desirous of acquiring the Mark and registration thereof;

                  NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by Assignor, Assignor does hereby assign, transfer and convey to Assignee all of its rights, title and interest in and to the Mark, and the registration, together with the goodwill of the business symbolized by the Mark The commissioner of Patents and Trademarks is requested to issue all papers in the Patent and Trademark office in connection with the Mark, to said Assignee. This assignment is executed as of this 1 day of February, 1997, at Sacramento, California. "ASSIGNOR" DRY CREEK TRADING, INC.


                                                         By:/s/ Joseph Baldiviez
                                                            --------------------
                                                                Joseph Baldiviez
                                                                President